d the
UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 4, 2006

GAMMACAN INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-32835
(Commission File Number)

33-0956433
(IRS Employer Identification No.)

29 Jerusalem Street., 554210 Kiryat Ono, Israel
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: 972 3 738 2616

11 Ben Gurion St., 54100 Givat Shmuel, Israel
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On July 4, 2006, Maariv, a daily newspaper in Israel printed an article discussing GammaCan International, Inc.’s business. A copy of the article is filed as Exhibit 99.1 to, and incorporated by reference in, this report. In accordance with Regulation FD, this current report is being filed to publicly disclose all information that was provided in the article. This report under Item 7.01 is not deemed an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

Item 8.01 Other Events

The management of GammaCan International, Inc. reviewed the article by Maariv after it was printed.vTo avoid any doubt the management of GammaCan International, Inc. would like to add the following clarifications which more accurately reflect the statements Mr. Schnegelsberg made:

•	While Mr. Zeev Bronfeld was mentioned as being a major share holder of GammaCan International, Inc. he was not discussed in the context of any financings.
•
To address the change in emphasis to VitiGam from GCAN 101, Mr. Schnegelsberg stated that GammaCan would put all its efforts into developing VitiGam. Based on VitiGam’s specific anti- melanoma activity seen in in vitro and in animal experiments as well as VitiGam’s anticipated safety profile (comparable to that of GCAN101) GammaCan anticipates VitiGam to be a substantially improved drug over GCAN101.

•
Mr. Schnegelsberg in his discussion about potential markets suggested that the annual therapy cost for biologics today is between $50,000 and $80,000. He further suggested that some exceptionally active biologics could command premium pricing in the $100,000 range. VitiGam pricing was not discussed.

•
GammaCan received the approval of the BIRD Foundation for a $1,000,000 grant. Under this grant GammaCan International, Inc. and Life Therapeutics, Inc. (and not the entity identified in the article) would partner in a joint study of VitiGam.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Article printed in the Maariv Business Section on July 4, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMMACAN INTERNATIONAL, INC.

/s/ Patrick Schnegelsberg
Patrick Schnegelsberg Chief Executive Officer

Date: July 7, 2006